EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                        Computation of Earnings Per Share
                        ---------------------------------
                  Amounts in Millions Except Per Share Amounts


                                                                    Three Months Ended              Nine Months Ended
                                                                         March 31                        March 31
                                                                   1999            1998            1999            1998
                                                                  ----------     -----------      ----------      ----------
BASIC NET EARNINGS PER SHARE
Net earnings                                                      $   1,040      $      961       $   3,349       $   3,093
Deduct preferred stock dividends                                         28
                                                                                         26              82              78
                                                                  ----------     -----------      ----------      ----------
Net earnings applicable to common stock                           $   1,012      $      935       $   3,267       $   3,015
                                                                  ==========     ===========      ==========      ==========

Average number of common shares outstanding                         1,329.4         1,344.9         1,329.4         1,344.9
                                                                  ==========     ===========      ==========      ==========

Basic net earnings per share                                      $    0.76      $     0.69       $    2.46       $    2.24
                                                                  ==========     ===========      ==========      ==========

DILUTED NET EARNINGS PER SHARE
Net earnings                                                      $   1,040      $      961       $   3,349       $   3,093
Deduct differential - preferred
      vs. common dividends
                                                                          6               6              17              19
                                                                  ----------     -----------      ----------      ----------
Net earnings applicable to common stock                           $   1,034      $      955       $   3,332       $   3,074
                                                                  ==========     ===========      ==========      ==========

Average number of common shares outstanding                         1,329.4         1,344.9         1,329.4         1,344.9
Add potential effect of:
      Exercise of options                                              21.4            22.6            21.4            22.6
      Conversion of preferred stock                                    97.5           100.0            97.5           100.0
                                                                  ----------     -----------      ----------      ----------
Average number of common shares
      outstanding, assuming dilution                                1,448.3         1,467.5         1,448.3         1,467.5
                                                                  ==========     ===========      ==========      ==========

Diluted earnings per share                                        $    0.72      $     0.65       $    2.30       $    2.09
                                                                  ==========     ===========      ==========      ==========